List of Subsidiaries

          Name                               Jurisdiction of Incorporation
          ----                               -----------------------------

Electronics.Net LLC                                   New Jersey
Cybershop LLC                                         New Jersey
Cybershop Holdings Corp.                              New Jersey
Cybershop Acquisition Corp.                           California